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                                                                     EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT



Atlantic Southeast Airlines, Inc., a Georgia corporation, is 100% owned by ASA Holdings, Inc.

ASA Investments, Inc., a Delaware corporation, is 100% owned by ASA Holdings,
Inc.